EXHIBIT 10.8

LEASE FOR HOUSING

Santa Marta, January 19, 2007

Lessor: ANA MARIA OROZCO PONCE, identified with citizenship card No. 57.445.452 OF Santa Marta..

Lodger:             ODIN ENERGY SANTA MARTA CORPORATION LIMITADA with Nit No.00900108681-6 legally represented by FERMIN RAFAEL VEITIA MACHADO, also of age and in transit in this city, identified with passport No. B0658923 of Venezuelan nationality.

Address of the property:	CARRERA 1a No. 20-104.

 Edificio Las Torres de Colón Segunda y Tercera Etapa

 El Rodadero, Santa Marta

Rental Payment or Price: ONE MILLION SEVEN HUNDRED THOUSAND PESOS ($1.700.000) legal currency, monthly

Term of the contract:	1 year.

Starting date:	February	02, 2007

Termination date:	February	02, 2008

The contracting parts, besides the above mentioned, commonly agree on the following: clauses subjected to the Civil Code and other norms:

FIRST: Object of the Contract: Through the present contract, the lessor gives the lodger the enjoyment of the property whose margins and measurements are determined as follows: Apartment 15 B. Private Area 115 M2. NORTH: 14,95 Meters, between points F-G in broken line and it is contiguous with emptiness towards the common zone of the access floor. SOUTH: 8.85 Meters between points E-D in broken line and it is contiguous with emptiness towards the common zone of the access floor. WEST: 16.65 meters between points G-D in broken line and it is contiguous with apartment 15A and the common zone of the floor. EAST: 12.00 Meters, between points E-F in broken line and it is contiguous with emptiness towards the common zone of the vehicular access to the condominium . NADIR: Contiguous with apartment 14B between SLAB. CENIT: Contiguous with apartment 16 B between SLAB. The edges and measures of garages 92 y 93 are determined in the public written document No. 4575 granted the 9 of October of 2003 before the Fifth Notary´s Office of Barranquilla.

PARAGRAPH: Accessories goods. Likewise, is part of this contract the furniture goods and households that appear on the attached inventory, signed by the parties, and the telephone line No. 4224746.

SECOND: Payment, opportunity and place.- The lodger is obligated to pay to the lessor for the enjoyment of the property, the parking lots, the warehouse and the furniture goods mentioned above, the agreed rental payment or price of ONE MILLION SEVEN HUNDRED THOUSAND PESOS ($1.700.000) legal currency, monthly and that will be canceled within the first five (5) days of each month, through a deposit made in Saving Account No. 094-009834-34 of Bank Bancolombia, whose account holder is ANA MARIA OROZCO PONCE.

The rental price can be increased annually by the lessor in accordance with the legal authorized percentage. If the rental price is paid in check, this payment will be considered satisfied, once the bank cashes the check and as long as the check has been presented on time for its payment to the respective bank.

THIRD: Delay.- When the lodger does not fulfill with the month rental payment at its time, place and agreed form on the second clause, the lessor can cease the lease and demand the restitution of the property.

FORTH: Destination.- The lodger is obligated to use the property for housing and cannot give another use to it, nor yield or transfer the lease without a written authorization from the lessor. The non fulfillment of this clause will give right to the lessor to terminate the lease and demand the delivery of the property. In case of transfer or sub-lease from the lodger, the lessor can celebrate a new lease with the real users.

FIFTH: Receipt and state.- The lodger declares that he has received the property object of this contract in good state, in accordance with the inventory that is enclosed, on the same are determined the utilities, things and additional and connected uses. The lodger, at the termination of this contract, is obligated to return to the lessor the property and the other elements on the same state in which he received them, except the deterioration caused by the passing of time and legitimate use.

SIXTH: Repairs .- The lodger will have the responsibility of local repairs of which the law refers to (C.C., articles 2028,2029 and 2030) and cannot perform other repairs without the previous, expressed or written assent of the lodger. The lessor is obligated to reimburse to the lodger the cost of the non local indispensable repairs that the lodger does on the property matter of the present contract, whenever the lodger has not made them necessary for his fault. The lodger can deduct the cost of the repairs from the rental payment.

SEVENTH: Special obligations of the parts.- Are obligations of the parts the following:

a). From the lessor: 1. To give to the lodger at the agreed date, the lease property in good service state, safety, and health and to put at his disposition the utilities, things or connected uses and the additional agreed. 2. Keep in the property the utilities, the things and connected uses and additional agreed, in good state of serving for the purpose that was convened on the contract. 3. The other obligations stated for the lessors Chapter II, Title XXVI, Book 4 of the Civil Code.

b). From the lodger: To pay the price of the lease within the term stipulated in the contract, on the lease property or on the agreed place. 2. Take care of the property and the things received in lease. In case of a damage or deterioration different from those derived by the normal use or by the action of the passing of time and that were attributable to the bad use of the property or to his own fault, carry out opportunely and on your own, the necessary repairs or substitutions. 3. To pay on time the utilities bills, things and additional and connected uses, as well as the ordinary administration expenses commune. 4. To fulfill the norms that the government issues to protect the rights of all the neighbors. 5. To constitute during the validity of this contract an Insurance Policy that covers the risks of robbery, loss or damage of the furniture goods and households located in the apartment that are related on the attached inventory of this contract. The assured value will be the one that corresponds to the value of these goods, according to the landlord informs. The beneficiary of the insurance will be the landlord. 6. To give to the lessor the amount of THREE MILLION FOUR HUNDRED THOUSAND PESOS ($3.400.000), as a deposit to guarantee the fulfillment of the obligations of the lodger. This mentioned amount will be reimbursed to the society ODIN ENERGY SANTA MARTA

CORPORATION LIMITADA, once the execution of this contract is finalized. 7. The other obligations established for the lodgers in the chapter III, Title XXVI, Book 4 of the Civil Code.

EIGHTH: Termination of the Contract.

By common agreement. The lessor part and the lodger part, at any time and by common agreement can terminate the present housing contract.

Unilateral termination of the contract: Are causes for termination of the contract in a unilateral form, those established in the Law 820 of 2003 and the other concordant norms about the matter and especially:

a). From the lessor: The no cancellation from the lodger part of the rent and readjustments within the term stipulated in the contract. 2. The no cancellation of the public utilities, that causes the disconnecting or loss of the utility, or the payment of the expenses communes when its payment is under the lodger. 3. The total or partial sub-lease of the property, the transfer of the contract or the enjoyment of the property or the change of the purpose of the contract from the lodger, without the express authorization of the lessor. 4. The reiterated incursion of the lodger’s behavior that will affect the tranquility of the neighbors, or the destination of the property for criminal acts, or that imply breach, properly verified before the police authorities. 5. The performance of improvements, changes or enlargements of the property, without an expressed authorization of the lessor, or the total or partial destruction of the property or lease area from the lodger. 6. The lessor can terminate unilaterally the lease at the due date of the initial term or its extensions calling any of the following special restitution causes, previous written notice of the lodger through an authorized postal service in an advance time no less than three (3) months before the referred due date.

a). When the landlord of the property has the need to occupy it for his own use, for a term no less that one (1) year.

b). When the property has to be demolished for a new construction or when it is needed to be emptied in order to execute independent works for its repair.

c). When it has to be return to fulfill the obligations caused in a sale contract.

d). The total will to terminate the lease, as long as the lease fulfills at least four (4) years of execution.

The lessor should compensate the lodger with an amount equivalent to the price of one point five (1.5) months of lease. When it refers to the causes listed in the literals a), b), and c), the lessor will accompany to the written notice, the proof of having constituted a caution in money, bank or granted by an insurance company legally recognized, constituted in favor of the lodger for a value equivalent to six (6) months of the price of the current lease, to guarantee the fulfillment of the cause invoked within the following six (6) months to the date of the restitution. When it refers to the cause in the literal d, the payment of the indemnity will be done through the same procedure established in the article 23 of the Law 820 of 2003.

Without a written notice, it is understood that the lease will be renewed automatically, for an equal term as the initial one agreed.

b). From the lessor: 1. The suspension of the utilities on the property, by a deliberated action of the lessor or because he incurs on delays of the payments that are under his responsibility, (in these cases the lodger can assume the cost of the re-connecting of the utility and deducted from the rental payments. 2. The reiterated incursion of the lessor in acts that will affect seriously the complete enjoyment by the lodger of the leasehold property, duly proof by the police authorities. 3. The ignorance of the lessor of the recognized rights of the lodger by the law or contractually. 4. The lodger can terminate unilaterally the lease at the due date of the initial term or of its extensions, as long as a previous written notice of the lessor through an authorized postal service in an advance time no less than three (3) months before the referred due date. In this case, the lodger is not obligated to invoke any cause different of his plain will, nor he should compensate the lessor.

Without a written notice, it is understood that the lease will be renewed automatically, for an equal term as the initial one agreed.

NINETH: Unilateral termination with the previous notice with compensation.

From the lessor: The lessor can terminate unilaterally the lease during the extensions, with a previous written notice, addressed to the lodger through an authorized postal service, in an advance time no less than three (3) months and the payment of a compensation equivalent to the price of three (3) months of lease. For this effect, the lessor should fulfill the requisites demanded in the article 23 of the Law 820 of 2003. Fulfilled these conditions, the lodger is obligated to restitute the property (L.820/2003, articles 22, num 7, and article 23).

From the lodger: Likewise, the lodger as long as he fulfills with the requisites demanded by the article 25 of the Law 820 of 2003, can terminate unilaterally the lease within the initial term or during the extensions, with a previous written notice addressed to the lessor through an authorized postal service, in an advance time no less than three (3) months and the payment of a compensation equivalent to the price of three (3) months of lease. Fulfilled these conditions, the lodger is obligated to receive the property: if not done, the lodger can make a provisional return by means of the intervention of the competent authority, without prejudice of coming to the corresponding judicial action (L.820/2003, articles 24 num 4 and 25).

TENTH: Penal clause.- The non fulfillment from any of the parts to the obligations derived from this contract, will constituted it in debtor of the other for the amount equivalent to 20 minimum legal current wages to the date of the non fulfillment for a penalty title, without reduction of the rental price and damages that could be caused as a consequence of the non fulfillment.

ELEVENTH: Expenses: The expenses that this instrument causes will be in charge of both parts equally.

As a proof of the above, this contract is signed by both parties on January 19, 2007.

s/Ana Maria Orozco Ponce

THE LESSOR

ANA MARIA OROZCO PONCE

C.C 57.445.452 of Santa Marta

s/Fermin Rafael Veitia Machado

THE LODGER

ODIN ENERGY SANTA MARTA CORPORATION LIMITADA

FERMIN RAFAEL VEITIA MACHADO

Passport No. B0658923 of Venezuelan nationality